Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated September 21, 2005 in respect of the financial statement of Pluristem Life Systems Inc. for the year ended June 30, 2005 and the period from inception (May 11, 2001) through June 30, 2005 in the Registration Statement Form SB-2 of Pluristem Life Systems Inc. to be filed on May 4, 2006 for the registration of up to 187,379,558 shares of its common stock.

Kost Forer Gabbay & Kasierer

A member of Ernst & Young Global

Haifa, Israel

May 4, 2006	/s/ Kost Forer Gabbay & Kasierer